UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 19, 2005

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

1.             Marvell Technology Group Ltd. (the “Company”), through its subsidiary, Marvell Semiconductor, Inc. (“MSI”), has approved a Plan of Reimbursement with an unrelated third party entity, ACM Aviation, Inc. (“ACM”) for charter aircraft services provided to MSI.  The aircraft provided by ACM to MSI for such services is owned by Estopia Air LLC (“Estopia Air”).  The Company’s President and Chief Executive Officer, Dr. Sehat Sutardja, Ph.D., and Executive Vice President, Weili Dai, through their control and ownership of Estopia Air, own the aircraft provided by ACM.

2.             The Company, through its subsidiaries MSI and Marvell Asia Pte. Ltd. (“MAPL”), has entered into a development agreement with MagnetoX (“MagnetoX”).  This development agreement is on substantially similar terms as other development agreements with other third parties.  Herbert Chang, one of the Company’s directors, is Chairman of the Board, President and Chief Executive Officer of MagnetoX.  Estopia LLC (“Estopia”) is a shareholder of MagnetoX.  Dr. Sehat Sutardja, Ph.D. and Weili Dai, through their ownership and control of Estopia, are indirect shareholders of MagnetoX.

The Company’s Code of Ethics requires a waiver of any related party transactions by the Board of Directors, including the two transactions described above.  On February 19, 2005, a Special Committee comprised of disinterested, independent directors, Dr. John Cioffi, Dr. Paul Gray and Ronald Verdoorn, granted a waiver of the Code of Ethics to (i) Dr. Sehat Sutardja, Ph.D. and Weili Dai for the Plan of Reimbursement for charter aircraft services provided by ACM for the aircraft owned by Estopia Air and (ii) Dr. Sehat Sutardja, Ph.D., Weili Dai and Herbert Chang in connection with the entry into the development agreement with MagnetoX by MSI and MAPL.  The Special Committee approved these transactions as discussed above, after considering, among other things, the business and financial implications of the transactions, as well as the terms of the transactions, the Company’s Code of Ethics and after concluding that the transactions are fair to, and in the best interests of, the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 24, 2005

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ George A. Hervey
George A. Hervey
Vice President of Finance and Chief Financial Officer